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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number: 333-76406

                           M&I Auto Loan Trust 2002-1
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             (Exact name of registrant as specified in its charter)



            c/o Bank One, National Association, as Indenture Trustee
                   Global Corporate Trust Services--9th Floor
                               Mail Code IL1-0126
                     1 Bank One Plaza, Chicago IL 60607-0126
        Registrant's telephone number, including area code: 312/407-1791
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              1.77% Class A-1 Notes
                              1.95% Class A-2 Notes
                              2.49% Class A-3 Notes
                              3.04% Class A-4 Notes
                              3.52% Class B Notes
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           (Title of each class of securities covered by this Form)

                                      n/a
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [_]         Rule 12h-3(b)(1)(ii) [_]
            Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(2)(i)  [_]
            Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(ii) [_]
            Rule 12g-4(a)(2)(ii) [_]         Rule 15d-6           [_]
            Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date:


                        1.77% Class A-1 Notes: No Holders
                        1.95% Class A-2 Notes: 13 Holders
                        2.49% Class A-3 Notes: 17 Holders
                        3.04% Class A-4 Notes: 11 Holders
                        3.52% Class B Notes: 1 Holder

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      October 9, 2003             By: /s/ CHARLES A. MCLAUGHLIN
     -----------------------------         ----------------------------------
                                           Name:   Charles A. McLaughlin
                                           Title: Corporate Trust Administrator